                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement"), dated as of September 23, 2004, is among (a) JILLIAN'S ENTERTAINMENT HOLDINGS, INC., a Delaware corporation ("Jillian's"), (b) FROST BROWN TODD LLC, a Delaware limited liability company ("FBT"), and (c) (1) TANGO ACQUISITION, INC., a Delaware corporation ("Tango") and (2) JBC ACQUISITION CORPORATION, a Delaware corporation ("JBC") (Tango and JBC, collectively, the "Purchasers").

                                    RECITALS

         A. Jillian's and 47 of its direct and indirect subsidiaries (collectively, the "Debtors") filed for relief under chapter 11 of title 11 of the United States Code (11 U.S.C. Section 101 et seq.) in the United States Bankruptcy Court for the Western District of Kentucky (the "Bankruptcy Court"), which is being administered under Case No. 04-33192 in the Bankruptcy Court (the "Bankruptcy Case").

         B. In connection with the Bankruptcy Case, the Bankruptcy Court has approved the Debtors' Bidding Procedures, a copy of which is attached as Exhibit A (the "Bidding Procedures").

         C. Certain of the Debtors, Tango, JBC, Dave & Buster's, Inc., a Missouri corporation and Gemini Investors III, L.P. are entering into that certain Asset Purchase Agreement, dated as of September 23, 2004 (the "APA").

         D. In accordance with Section 2(e)(iii) of the APA, (1) Jillian's and Tango have advised FBT that they will be wiring the current deposit held by Union Bank of California, N.A., representing the Initial Earnest Money Deposit (as defined in the APA) into the bank account described on Exhibit B (the "Escrow Account"), (2) Jillian's and JBC have advised FBT that they will be wiring the current deposit held by Union Bank of California, N.A., representing the Initial Earnest Money Deposit (as defined in the APA) into the Escrow Account, and (3) Jillian's and Tango have advised FBT that Tango will be wiring $1,421,000 into the Escrow Account in accordance with the Asset Purchase Agreement (such additional deposit, with the Initial Earnest Money Deposits described in clauses (1) and 2) above, the "Escrow Deposit").

         E. The parties are entering into this Agreement to establish the rights and obligations of the parties relative to the Escrow Deposit.

         NOW, THEREFORE, the parties agree as follows:

         1. Appointment of Escrow Agent. Jillian's and the Purchasers appoint FBT to serve as escrow agent, and FBT hereby accepts, under the terms of this Agreement, such appointment and the agency created thereby. FBT shall hold the Escrow Deposit in an escrow account at Bank One, NA in accordance with the Bidding Procedures.


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         2. Terms; Effectiveness. Capitalized terms not defined herein shall have the same meaning ascribed in or through the Bidding Procedures. The Bidding Procedures and the Recitals hereto are hereby incorporated into this Agreement and made an integral part hereof. This Agreement shall become effective upon the funding of any portion of the Escrow Deposit into the Escrow Account.

         3. Interest. So long as each of the Purchasers shall have provided FBT with a signed Request for Taxpayer Identification and Certification on IRS Form W-9 on or prior to the date upon which FBT receives the Escrow Deposit, the funds representing the Escrow Deposit shall bear interest at the same rate paid by Bank One, NA to FBT. By way of example and not limitation, if Bank One, NA pays FBT 2.0% per annum on the Escrow Deposit, the funds representing the Escrow Deposit shall bear interest at 2% per annum. The parties agree that for purposes of calculating interest, interest shall be calculated on the basis of the actual days elapsed after the date of deposit over an assumed year of 365 days. Notwithstanding any other provision of this Agreement or the Bidding Procedures, if either of the Purchasers fails to provide FBT with a signed Request for Taxpayer Identification and Certification on IRS Form W-9 on or prior to the time FBT receives the Escrow Deposit, the Escrow Deposit shall bear no interest and the Purchasers shall forfeit any right to interest.

         4. Disposition

                  a. Agreed Disposition. Upon receipt of a written request, signed by representatives of Tango and JBC (a "Disposition Request") and approved in writing by Jillian's, FBT shall promptly transfer the Escrow Deposit, plus all interest earned thereon in accordance with the Disposition Request.

                  b. Procedure Where Dispute. If a Disposition Request is not approved by Jillian's, disposition of the Escrow Deposit, plus all interest earned thereon, shall be determined by Final Order (as defined below) of the Bankruptcy Court. "Final Order" shall mean an order of the Bankruptcy Court, that has not been reversed, stayed, modified or amended, and is no longer subject to appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review, reargument, or rehearing has been timely requested or is then pending and the time to file any such appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing has expired or as to which any right to appeal, petition for certiorari, reargue, or seek rehearing shall have been waived in writing in form and substance satisfactory to the Debtors.

         5. Termination. This Agreement shall continue in full force and effect with respect to the Escrow Deposit until such time as the entirety of the funds representing the Escrow Deposit and any interest accrued thereon have been withdrawn from the Escrow Account pursuant to Section 4 of this Agreement. Once the Escrow Deposit and any interest accrued thereon have been disbursed, all of the obligations of the Escrow Agent hereunder shall terminate.

         6. Escrow Agent.

                  a. Escrow Agent Obligations. The obligations and duties of FBT are confined to those specifically enumerated in this Agreement. FBT shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of, any other instrument, whether or not now or hereafter deposited with or delivered to FBT or referred to in this Agreement, nor shall FBT be obliged to inquire as to the form, execution, sufficiency or validity of any such instrument or as to the identity, authority, or rights of the person or persons executing or delivering the same. FBT shall not be a party to, or be bound by, any agreement between the parties other than this Agreement whether or not a copy and/or original of such agreement is held as part of the Escrow Account or otherwise hereunder, and FBT shall have no duty to know or inquire as to the performance of any provision of such agreement between the parties.

                  b. Escrow Agent Liability. FBT shall not be personally liable for any act which it may do or omit to do hereunder in good faith and in the exercise of its own best judgment. Any act


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reasonably done or omitted by FBT pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by FBT. FBT shall not be responsible for any recitals of fact in this Agreement, for collecting any property required to be deposited with it, for the sufficiency of any Escrow Deposit, or for the identity, authority or rights of the persons executing or delivering this Agreement.

                  c. Conflicts. If FBT should receive or become aware of any conflicting demands or claims with respect to this Agreement (collectively referred to hereinafter as "Dispute Notices") hereunder, or the rights of any of the parties hereto, or any money, property, or instruments deposited herein or affected hereby, FBT shall have the right in its sole discretion, without liability for interest or damages, to discontinue any or all further acts on its part until such conflict is resolved to its satisfaction and/or to commence or defend any action or proceeding for the determination of such conflict. If any disagreement or dispute arises between Jillian's and either of the Purchasers concerning the meaning or validity of any provision of this Agreement or concerning any other matter relating to this Agreement, including any matter contained in any Dispute Notice, FBT may, in its sole and absolute discretion, request that the Bankruptcy Court determine the matters set forth in the Dispute Notice and the parties hereby consent to the jurisdiction of the Bankruptcy Court to determine such conflicts. Upon requesting that the Bankruptcy Court make such a determination, FBT shall be relieved of all liability as to the Escrow Deposit and any interest accrued thereon, other than to follow the order of the Bankruptcy Court.

                  d. Indemnification of Escrow Agent. Jillian's, Tango and JBC shall jointly and severally indemnify and hold FBT harmless from and against all costs, damages, judgments, attorneys' fees (whether such attorneys shall be regularly retained or specially employed), expenses, obligations and liabilities of every kind and nature which FBT may incur, sustain or be required to pay in connection with or arising out of this Agreement (except those arising out of the fraud, willful misconduct or gross negligence of FBT).

                  e. Court Orders. If any property subject hereto is at any time attached, garnished, or levied upon under any Final Order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in the case any Final Order, judgment or decree shall be made or entered by any court affecting such property, or any part thereof, or any act by FBT, then and in any of such events the FBT is authorized, in its sole discretion, to rely upon and comply with any such Final Order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it. In any such case, FBT shall provide prompt notice of such events to all parties hereto.

                  f. Escrow Agent's Conduct. FBT shall be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same and the validity of any signature thereon.

                  g. New Escrow Agent. FBT may immediately resign upon written notice to Jillian's and the Purchasers, whereupon FBT shall be discharged of any further duties under this Agreement.

         7. Miscellaneous.

                  a. Successors, Benefits. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties. This Agreement shall be solely for the benefit of the parties hereto.


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                  b. Governing Law. This Agreement shall be construed and
enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Kentucky, without giving effect to provisions thereof regarding conflict of laws.

                  c. Jurisdiction; Venue. Any action or proceeding brought to enforce any provision of, or with respect to any dispute arising under, this Agreement shall be brought against a party only in the Bankruptcy Court and the Bankruptcy Court shall be the exclusive venue for determining such action or proceeding.

                  d. Amendments or Modification of Agreement. The terms of this Agreement may be altered, amended, modified or revoked only in a writing signed by all of the parties hereto.

                  e. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same agreement.

                  f. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (1) in the case of the Purchasers or Jillian's, at the addresses set forth in
Section 10(g) of the APA, (2) in the case of FBT, to Dale E. Ahearn, Esq., Frost Brown Todd LLC, 400 W. Market Street, 32nd Floor, Louisville, Kentucky 40202,
Facsimile: 502-581-1087. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section or in Section 10(g) of the APA and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section. The parties may each change the address for service of notice upon it by a notice in writing to the other parties hereto in accordance with the provisions hereof.

            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above, but actually on the dates set forth below.




JILLIAN'S ENTERTAINMENT HOLDINGS, INC.            FROST BROWN TODD LLC

By /s/ Gregory S. Stevens                         By /s/ Edward M. King
   ------------------------------                    --------------------------
Name: Gregory S. Stevens                          Name: Edward M. King
      ---------------------------                      ------------------------
Title: Chief Financial Officer                    Title: Member
      ---------------------------                       -----------------------
Date: September 24, 2004                          Date: September 24, 2004
      ---------------------------                      ------------------------

TANGO ACQUISITION, INC.                           JBC ACQUISITION CORPORATION

By /s/ William C. Hammett, Jr.                    By /s/ Matthew Keis
   ------------------------------                    --------------------------
Name: William C. Hammett, Jr.                     Name: Matthew Keis
      ---------------------------                      ------------------------
Title: Vice President                             Title: Secretary
       --------------------------                       -----------------------
Date: September 24, 2004                          Date: September 24, 2004
      ---------------------------                       -----------------------


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                                    EXHIBIT A

                               BIDDING PROCEDURES



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                                    EXHIBIT B

                               THE ESCROW ACCOUNT

FROST BROWN TODD LLC ESCROW ACCOUNT

Bank Name: Bank One, NA
ABA Routing #: 083000137
Account Name: Frost Brown Todd LLC Escrow Account
Account #: 260893145
Ref. 0105561.0524277 - Jillian's Entertainment Holdings, Inc. Auction Deposit for Tango Acquisition, Inc. and JBC Acquisition Corporation



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